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                                                                       Exhibit 3

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       INTERMAGNETICS GENERAL CORPORATION
                Under Section 807 of the Business Corporation Law

         We, the undersigned, Carl H. Rosner, Glenn H. Epstein, and Catherine E. Arduini, being, respectively, the Chairman and Chief Executive Officer, the President, and the Secretary of INTERMAGNETICS GENERAL CORPORATION ("Corporation"), pursuant to section 807 of the Business Corporation Law of the State of New York, do hereby restate, certify and set forth:

         1. The name of the Corporation is Intermagnetics General Corporation.

         2. The name under which the Corporation was formed is Magnetics International Corporation.

         3. The Certificate of Incorporation was filed in the office of the Secretary of State, Albany, New York, on April 1, 1971.

         4. The Certificate of Incorporation, as amended heretofore, is hereby further amended to increase the number of authorized shares of common stock, $.10 par value per share, from 20 million to 40 million, and to delete the requirement that the Corporation's headquarters be maintained within the City of Albany. To effect the foregoing amendment Article THIRD shall be deleted and in its stead substituted a new Article THIRD which shall read as follows:

                  "The Corporation shall have the authority to issue 40 million shares of common stock, par value $.10 per share."

and Article FIFTH shall be deleted in its entirety, and in its stead substituted a new Article FIFTH which shall read as follows:

                  "The office of the Corporation is to be located in the County of Albany and State of New York."

         5. The stated capital of the Corporation is not changed as a result of this amendment.

         6. The text of the certificate of incorporation is hereby restated and amended to read as herein set forth in full:

         FIRST: The name of the Corporation is INTERMAGNETICS GENERAL
         CORPORATION.

         SECOND: The purposes for which it is to be formed are:

                  To manufacture, buy, sell, import, export, trade, and deal in wire and wire products, other electrical conductors and apparatus including electro magnetic devices and equipment and electric and electronic components and all phases of cryogenic equipment technology.

                  To manufacture, buy, sell, install, erect and generally deal in and deal with conductors, insulators, insulating materials, wires, coils, conduits, cables, fixtures, motors, instruments, generators, meters, switches and all other equipment, appurtenances, goods, and devices capable of being employed in connection with the generation, control, storage, distribution, transmission, and use of electricity; and to manufacture, buy, sell, and deal in all materials used for or in connection with the manufacture of the articles aforesaid, or which may be advantageously dealt in by the Corporation in connection therewith.

                  To manufacture, make, buy, sell, exchange, install, repair, service, supply, exploit, develop, protect, and generally trade and deal in (as principal or agent) products, processes and techniques of all kinds pertaining or related to or connected with superconductivity, magnetics, electronics, cryogenic and related industries, including without limitation, equipment, parts and components for industrial and military electronics, transistors, electrical components, and all other conductors and superconductors of every kind and description.

                  To acquire, by purchase, lease or otherwise, equip, maintain and operate a general machine shop. To manufacture tools, machinery, mechanical equipment, furnaces, cryogenic equipment, motors and all things made wholly or partly from metals. To do repairing, welding, brazing, soldering, polishing, molding, canting, patternmaking, blacksmithing, lacquering, enameling, metal stamping and cutting, electrical work of all kinds. To engage in all kinds of mechanical and manufacturing business.

                  To sell, manage, improve, assign, transfer, convey, lease, sub-lease, pledge or otherwise alienate or dispose of, and to mortgage or otherwise encumber the land, buildings, real property, chattels, real and other property of this Corporation, real and personal, and wheresoever situate, and any and all legal and equitable rights therein. To acquire any and all property necessary to effectuate the purposes of the Corporation.

                  To borrow money, with or without pledge of or mortgage on all or any of its property, real or personal, as security and to loan and advance money upon mortgages on personal and real property, or on either of them.

                  To do, or engage in, any other lawful act or activity for which a corporation may be lawfully organized under the laws of the State of New York, provided that the Corporation shall not do, or engage in, any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

                  To have, in furtherance of its corporate purposes, all the powers conferred upon corporations formed under the Business Corporation Law, subject to any limitations provided by the laws of the State of New York or in the Certificate of Incorporation.

         THIRD: The Corporation shall have the authority to issue 40 million shares of common stock, par value $.10 per share.

         THIRD-A: The Corporation shall have the authority to issue 2 million shares of preferred stock, par value $.10 per share.

         The board of directors of the Corporation shall have the full authority permitted by law, subject to any limitations and procedures of the Business Corporation Law, to establish and designate one or more series of the preferred stock and to fix for each series the number of shares of the series, the designation thereof and full, limited, multiple, fractional or no voting rights, and such other relative rights, preferences and limitations of the shares of each such series as may be desired.

         THIRD-B: Pursuant to Article THIRD-A, the board of directors has designated 70,000 shares of preferred stock as Series A Preferred Stock. The designations, relative rights, preferences and limitations in respect of such Series A Preferred Stock of the Corporation shall be as follows:
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                  (a) Voting Rights.

                  Except as otherwise expressly required pursuant to the Business Corporation Law, the holders of shares of the Series A Preferred Stock shall not be entitled to vote such shares in any elections or proceedings, and shall be entitled to no notice of any such elections or proceedings.

                  (b) Dividends.

                  The holders of the Series A Preferred Stock shall not be entitled to any preferential dividends. Notwithstanding the foregoing, holders of the Series A Preferred Stock shall be entitled to share ratably with the holders of the Corporation's common stock, $.10 par value per share (the "Common Stock"), out of funds legally available therefor, any cash dividends when and if declared and paid with respect to the Common Stock. In determining the ratable share of the Series A Preferred Stock, each share of such Series A Preferred Stock shall be deemed equal to the number of shares of Common Stock issuable if such share of Series A Preferred Stock had been converted as of the record date for such dividend into Common Stock in accordance with the terms hereof. With respect to any stock dividends declared and distributed with respect to the Common Stock, holders of the Series A Preferred Stock shall be entitled to participate through an adjustment of the Series A Redemption Price and the Series A Conversion Price, as such terms are defined below, as follows: the Redemption Price or the Conversion Price, as the case may be, then in effect upon the record date for such stock dividend shall be adjusted upward by a percentage amount equal to the percentage amount of the stock dividend(s) declared and payable up to the date of redemption or conversion, and for which the adjustment is being calculated.

                  (c) Liquidation Preference.

                  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, after the payment, or provision for payment, of all debts and liabilities of the Corporation but subject to the liquidation rights and preferences of any class or series of Preferred Stock other than the Series A Preferred Stock, any and all remaining assets available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of Common Stock. In determining the ratable share of the Series A Preferred Stock, each share of such Series A Preferred Stock shall be deemed equal to the number of shares of Common Stock issuable if such share of Series A Preferred Stock had been converted as of the record date for such distribution into Common Stock in accordance with the terms hereof.

                  (d) Redemption.

                  The Corporation shall have the right, upon approval of a majority of the board of directors, to redeem the Series A Preferred Stock, in whole or in part, at any time and from time to time after issuance. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected by the Corporation by such method as the Corporation shall deem appropriate.

                  With respect to any redemption, the Corporation shall provide to all holders of the shares of Series A Preferred Stock to be redeemed, a written notice (the "Notice of Redemption") of its intention to redeem such shares. Within sixty days after receipt of the Notice of Redemption, the holders of the shares of Series A Preferred Stock to be redeemed shall deliver such certificates representing such shares of Series A Preferred Stock to the Corporation for redemption and cancellation against payment of the applicable redemption price. If any of the shares of Series A Preferred Stock represented by a certificate so delivered to the Corporation have not been called for redemption, the Corporation shall issue to the holder of such certificate, upon delivery of such certificate, a new certificate for such unredeemed shares of Series A Preferred Stock. In the event that any holder of shares of Series A Preferred Stock called for redemption shall fail to deliver any certificate or certificates representing such shares, such shares of Series A Preferred Stock shall be deemed redeemed and canceled, and the Corporation shall set aside and reserve for payment upon delivery of such certificates the redemption price payable therefor.

                  The redemption price payable with respect to each share of Series A Preferred Stock that is the subject of a Notice of Redemption shall be $100 (the "Series A Redemption Price"), as adjusted from time to time as provided above for any stock dividends, plus all accrued and unpaid cash dividends, if any, as of the date of such Notice of Redemption upon such share.

                  (e) Conversion.

                  The Corporation shall have the right, upon approval of a majority of the board of directors, to convert, in accordance with the terms hereof, any or all of the outstanding shares of the Series A Preferred Stock into Common Stock at any time and from time to time after the first anniversary of the date of issuance. If less than all of the outstanding shares of Series A Preferred Stock are to be converted, the shares of Series A Preferred Stock to be converted shall be selected by the Corporation by such method as the Corporation shall deem appropriate. If the Corporation does not exercise its right to redeem or convert all of the shares of Series A Preferred Stock on or before November 30, 1999, then the outstanding shares of Series A Preferred Stock at that time shall automatically convert, in accordance with the terms hereof, into Common Stock effective as of December 1, 1999. If (i) the Corporation is involved in a consolidation or merger into, or with, any other entity or entities other than a wholly owned subsidiary, and the Corporation is not the surviving corporation, or (ii) the Corporation engages in a sale, transfer or other disposition of all or substantially all of its assets, then the Series A Preferred Stock shall automatically convert, in accordance with the terms hereof, into Common Stock effective as of the day prior to the effective day for such event.

                  With respect to any conversion, the Corporation shall provide to all holders of shares of Series A Preferred Stock which are to be converted a written notice (the "Notice of Conversion") of its intention to convert into Common Stock such shares of Series A Preferred Stock. Within sixty days after receipt of the Notice of Conversion, the holders of the shares of Series A Preferred Stock selected for conversion shall deliver all certificates representing such shares of Series A Preferred Stock to the Corporation for conversion and cancellation. The Corporation shall issue and deliver, or cause to be issued and delivered, to such holder, in such denomination or denominations, and registered in such name or names as specified in writing by such holder, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock surrendered by such holder. Notwithstanding the foregoing, the Corporation shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of a holder of shares of Series A Preferred Stock to be converted, and no such delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid. If any of the shares of Series A Preferred Stock represented by a certificate delivered to the Corporation for conversion have not been selected for conversion, the Corporation shall deliver to the holder of such certificate a new certificate for such unconverted shares of Series A Preferred Stock. In the event that any holder of shares of Series A Preferred Stock selected for conversion shall fail to deliver any certificate or certificates representing such shares, the shares of Series A Preferred Stock selected for conversion and represented thereby shall be deemed converted and canceled and the Corporation shall set aside and reserve for issuance upon delivery of such certificates new certificates representing the applicable number of shares of Common Stock.

                  The applicable number of shares of Common Stock into which each share of Series A Preferred Stock that is the subject of a Notice of Conversion shall be converted shall be equal to the Series A Conversion Price, divided by the average of the closing price of the Corporation's Common Stock on the American Stock Exchange (or, if the Common Stock is not then listed on the American Stock Exchange, on such other exchange or automated quotation system upon which the Common Stock is then listed or quoted) for the ten trading days immediately following the fiftieth day after the date of the Notice of Conversion (the "Market Price"). No fractional shares shall be issued upon conversion of Series A Preferred Stock. In lieu of any such fractional shares, the Corporation shall pay in cash an amount equal to the fractional share multiplied by the Market Price. At the time of conversion, the Corporation shall pay in cash an amount equal to the value of all dividends, if any, accrued and unpaid on the shares of Series A Preferred Stock being converted, as of the date of such Notice of Conversion.

                  The Series A Conversion Price shall be $100, as adjusted from time to time as provided above for any stock dividends.

                  The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance on the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as the board of directors reasonably and prudently determines, from time to time, would likely be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

                  (f) Effect of Conversion or Redemption.

                  Except as otherwise expressly provided herein, no share of Series A Preferred Stock shall be entitled to any rights of conversion, redemption or dividends accruing after the date of the Notice of Redemption or Notice of Conversion, as the case may be, relating to such share, and as of such date all rights of the holder of such share as such holder, other than the right to receive the applicable redemption price or applicable number of shares of Common Stock, will cease, and such share will not be deemed to be outstanding thereafter.


         FOURTH: Board of Directors

                  (a) Number of Directors. The board of directors of the Corporation shall consist of such number of directors as shall be fixed from time to time by resolution of the board adopted by a vote of a majority of the entire board. No change in the size of the board shall shorten or otherwise affect the term of any incumbent director.

                  (b) Classification of Directors. The board of directors shall be divided into two classes, which shall be as nearly equal in number as possible. Directors of each class shall serve for a term of two years and until their successors shall have been elected and qualified. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes as to maintain the number of directors in each class as nearly equal as possible. The two initial classes of directors shall be comprised as follows:

                           Class I shall be comprised of directors who shall serve until the annual meeting of shareholders in 1989 and until their successors shall have been elected and qualified.

                           Class II shall be comprised of directors who shall serve until the annual meeting of shareholders in 1990 and until their successors shall have been elected and qualified.

                  (c) Removal of Directors. Subject to the rights of the holders of any class or series of preferred stock then outstanding, any director or directors of the Corporation may be removed from office only for cause and only by vote of the shareholders.

                  (d) Election of Directors. In all elections of directors of this Corporation, each shareholder shall be entitled to as many votes as shall equal the number of votes which (except for these provisions) he would be entitled to cast for the election of directors with respect to his shares multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit.

                  (e) By-laws. By-laws may be adopted, amended or repealed by the board of directors to the full extent permitted by law.

                  (f) Definition. As used in this Article FOURTH, "entire board" means the total number of directors that the Corporation would have if there were no vacancies.

                  (g) Preferred Stock Provisions. Notwithstanding the foregoing provisions of this Article FOURTH, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at any annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this certificate of incorporation applicable thereto, and the directors so elected shall not be divided into classes pursuant to this Article FOURTH unless expressly provided by such terms.

         FIFTH: The office of the Corporation is to be located in the County of Albany and State of New York.

         SIXTH: Qualifications of Directors

                  (a) Nominating Procedure. A person shall not be appointed or elected a director of the Corporation unless the name of such person, together with such consents and information concerning present and prior occupations, transactions with the Corporation or its subsidiaries and other matters as may at the time be required by or pursuant to the by-laws, shall have been filed with the Secretary of the Corporation no later than a time fixed by or pursuant to the by-laws immediately preceding the annual or special meeting at which such person intends to be a candidate for director.

                  (b) Shareholdings. It shall not be necessary that a director be a shareholder.

         SEVENTH: The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon it is P.O. Box 461, Latham, New York 12110.

         EIGHTH: Shareholder Approval of Certain Corporation Action

                  (a) Corporate Action Recommended by Management. Whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholders on recommendation of the affirmative vote of three-quarters or more of the entire board, the proposed corporate action, including a Fundamental Transaction, shall be authorized upon receiving the minimum vote required for the authorization of such action by law, after taking into account the express terms of any class or series of shares of the Corporation with respect to such vote.

                  (b) Other Corporate Action. Except as provided in paragraph
                  (a) of this Article EIGHTH, whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholders, the proposed corporate action, including a Fundamental Transaction, shall be authorized only upon receiving at least 66 2/3 of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock entitled to vote on such proposed corporate action, voting together as a single class, and, in addition, the affirmative vote of the number or proportion of shares of any class or series of shares of the Corporation, if any, as shall at the time be required by law or the express terms of any such class or series of shares of the Corporation.

                  (c) Definitions. The following terms, as used in this Article EIGHTH, shall have the meanings indicated:

         (1) "Entire board" means the total number of directors that the Corporation would have if there were no vacancies.

         (2) "Fundamental Transaction: shall mean:

                  (i) any of the following, if such action is to be effected by vote of the shareholders: amendment of this certificate of incorporation; adoption, amendment or repeal of the by-laws; or removal of one or more directors; or

                  (ii) any of the following, if any such transaction requires the approval of the shareholders under the certificate of incorporation of the Corporation as then in effect or the New York Business Corporation Law as then in effect with respect to the Corporation; the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation; or a share exchange or merger, consolidation, division, reorganization, recapitalization, dissolution, liquidation or winding up of the Corporation.

         (3) "Voting Stock" means all shares issued from time to time under Articles THIRD and THIRD-A of this certificate of incorporation and which by their terms may be voted generally in the election of directors of the Corporation.

         NINTH: No shareholder of this Corporation shall have a preemptive right because of his shareholdings to have first offered to him any part of any of the presently authorized shares of this Corporation hereafter issued, optioned, or sold, or any part of any debenture, bonds, notes, commercial paper, or securities of this Corporation convertible into shares hereafter issued, optioned, or sold by the Corporation. This provision shall operate to defeat rights in all shares bonds, notes or securities of the Corporation which may be convertible into shares, and also to defeat preemptive rights in any and all shares and classes of shares and securities convertible into shares which this Corporation may be hereafter authorized to issue by any amended certificate duly filed. Thus, any and all of the shares of this Corporation presently authorized, and any and all debentures, bonds, notes, commercial paper, or securities of this Corporation convertible into shares and any and all of the shares of this Corporation which may hereafter be authorized, may at any time be issued, optioned, and contracted for sale, and/or sold and disposed of by direction of the Board of Directors of this Corporation to such persons, and upon such terms and conditions as may to the Board of Directors seem proper and advisable, including offering the said shares of securities, or any part thereof, to existing holders.

         TENTH: The Corporation shall, to the fullest extent permitted by the general laws of the State of New York now or hereafter in force, indemnify any and all past, present and future directors and officers of the Corporation and each designated representative from and against any and all liabilities, including any and all judgments, fines, penalties, punitive damages, excise taxes assessed with respect to an employee benefit plan, amounts paid in settlement, costs and expenses (including attorneys' fees) of any nature whatsoever, incurred at any time in connection with any pending, threatened or completed action, suit or proceeding (whether commenced by or in the right of the Corporation, by a class of its security holders or otherwise) by reason of the fact that such person is or was serving as a director, officer or designated representative of the Corporation. Notwithstanding the preceding sentence, the Corporation shall not indemnify any director, officer or designated representative for any liability incurred in connection with any action, suit or proceeding initiated by such person unless the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. The rights granted by any provision of these articles to a director, officer or designated representative shall not be deemed exclusive of any other rights to which such person may be entitled under any statute, by-law, agreement, resolution of shareholders or directors or otherwise, shall continue as to a person who has ceased to be a director, officer or designated representative and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such person. The board of directors of the Corporation may at any time adopt resolutions or by-laws, or authorize the Corporation to enter into agreements, providing for indemnification of any director, officer or designated representative in accordance with this article, or in addition to the indemnification provided herein. For purposes of this article, a "designated representative" shall mean any person designated as an indemnified representative by the board of directors of the Corporation (which may include, but need not be limited to, any person serving at the request of the Corporation as a director, officer, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise). Each person who shall act as a director, officer or designated representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article. All rights to indemnification under this Article shall be deemed a contract between the Corporation and each such director, officer or designated representative, pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

         ELEVENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages (including, without limitation, any judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan, or expense of any nature (including, without limitation, attorneys' fees and disbursements) for any breach of duty in such capacity, except to the extent a judgment or other final adjudication adverse to the director establishes that the director is liable for:


                  (i) acts or omissions in bad faith or involving intentional misconduct or a knowing violation of law;

                  (ii) financial profit or other advantage personally gained by such director to which such director was not legally entitled; or

                  (iii) acts in violation of Section 719 of the New York Business Corporation Law.

                   (b) An officer of this Corporation shall not be personally liable to the Corporation or its shareholders for damages (including, without limitation, any judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, attorneys' fees and disbursements) for any breach of duty in such capacity, except to the extent a judgment or other final adjudication adverse to the officer establishes that the officer is liable for:

                  (i) acts or omissions in bad faith or involving intentional misconduct or a knowing violation of law; or

                  (ii) financial profit or other advantage personally gained by such officer to which such officer was not legally entitled.

         (c) Each person who serves as a director or officer of this Corporation while this Article is in effect shall be deemed to be doing so in reliance on the provisions of this Article, and neither the amendment or repeal of this Article, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article, shall apply to or have any effect on the liability or alleged liability of any director or officer of this Corporation for or with respect to any acts or omissions of such director of officer occurring prior to such amendment, repeal or adoption of an inconsistent provision. The provisions of this Article are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors or officers of this Corporation, as such, whether such limitations or eliminations arise under or are created by any statute, rule of law, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

         7. The foregoing amendment of the increase in the authorized shares of the Corporation and restatement of the Certificate of Incorporation was authorized and approved by unanimous vote of the entire Board of Directors of the Corporation on September 11, 1997, followed by a vote of a majority of the Corporation's Shareholders on November 11, 1997. The foregoing amendment of the location of the Corporation's headquarters was authorized and approved by unanimous vote of the entire Board of Directors of the Corporation on May 18, 1998.


IN WITNESS WHEREOF, we have each signed this Restated Certificate of Incorporation this _____ day of June 1998, and we jointly and severally affirm the statements contained herein as true under penalty of perjury.



/S/ Carl H. Rosner        /S/ Glenn H. Epstein         /S/ Catherine E. Arduini
----------------------    --------------------------   -----------------------
Carl H. Rosner             Glenn H. Epstein            Catherine E. Arduini
As: Chairman and Chief      As:  President              As: Secretary
Executive Officer